AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ARTISAN FUNDS, INC.

The undersigned Secretary of Artisan Funds, Inc. (the “Corporation”) hereby certifies that in accordance with Section 180.1002 of the Wisconsin Business Corporation Law and Article IV of the Corporation’s Amended and Restated Articles of Incorporation, as amended (the “Restated Articles”), the following Amendment was duly adopted to create “Artisan Global Value Fund” as an additional class of common stock with a single series designated as “Artisan Global Value Fund Investor Shares”:

“Article IV is hereby amended by deleting Section A of Article IV in its entirety and replacing it with the following:

‘A. The Corporation is authorized to issue an indefinite number of shares of common stock, $.01 par value per share. Subject to the following paragraph, the authorized shares are classified as follows:

Class	Series	Authorized Number of Shares
Artisan Small Cap Fund	Investor Shares	Indefinite
Artisan International Fund	Investor Shares	Indefinite
Artisan International Fund	Institutional Shares	Indefinite
Artisan Mid Cap Fund	Investor Shares	Indefinite
Artisan Mid Cap Fund	Institutional Shares	Indefinite
Artisan Small Cap Value Fund	Investor Shares	Indefinite
Artisan Mid Cap Value Fund	Investor Shares	Indefinite
Artisan International Small Cap Fund	Investor Shares	Indefinite
Artisan International Value Fund	Investor Shares	Indefinite
Artisan International Value Fund	Institutional Shares	Indefinite
Artisan Opportunistic Value Fund	Investor Shares	Indefinite
Artisan Emerging Markets Fund	Investor Shares	Indefinite
Artisan Emerging Markets Fund	Institutional Shares	Indefinite
Artisan Global Value Fund	Investor Shares	Indefinite

The remaining shares shall remain unclassified until action is taken by the Board of Directors pursuant to the following paragraph:’”

This Amendment to the Restated Articles was adopted by the Board of Directors of the Corporation on August 9, 2007 without shareholder approval in accordance with Sections 180.1002(8) and 180.0602(1)(a) and (b). Prior to this Amendment, none of the Artisan Global Value Fund Investor Shares has been issued.

Executed in duplicate this      day of September, 2007.

ARTISAN FUNDS, INC.

By:
Janet D. Olsen
Secretary

This instrument was drafted by:

Ellen R. Drought
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202